UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2012

DELTA PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

370 17th Street

Suite 4300

Denver, Colorado 80202

Registrant’s telephone number, including area code: (303) 293-9133

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 4, 2012, Delta Petroleum Corporation (the “Company”) entered into a Contribution Agreement (the “Contribution Agreement”) with Piceance Energy, LLC (“Piceance Energy”) and Laramie Energy II, LLC (“Laramie”) pursuant to which, at closing, each of the Company and Laramie will contribute their assets, with certain exceptions, located in or pertaining to Mesa and Garfield Counties, Colorado in exchange for 33.34% and 66.66%, respectively, of the membership interests in Piceance Energy. The assets to be contributed by the Company to Piceance Energy constitute substantially all of the assets of the Company. In addition, the Company and Laramie will each receive cash payments at the closing of the transaction of $75 million and $25 million, respectively, which will be paid from a draw against a credit facility in favor of Piceance Energy that will be secured by the contributed assets and the Company’s and Laramie’s membership interests in Piceance Energy. The cash payments are subject to adjustment at closing based on title and environmental defects, and subject to further adjustment post-closing based on a final settlement statement to be agreed upon between the Company and Laramie.

The Contribution Agreement includes customary representations, warranties, covenants and indemnities by the parties. Each party’s obligation to close the Contribution Agreement is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of their covenants and obligations, (iii) the absence of any material adverse effect, (iv) the absence of any law or order prohibiting the consummation of the transaction, (v) the occurrence of certain events by certain dates in connection with the Company’s currently pending voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (vi) title and environmental defect adjustments being below certain thresholds, and (vii) the entry into an agreement between the Company and Piceance Energy pursuant to which the Company retains the economic benefit of the 5% working interest in certain wells contributed to Piceance Energy. Subject to satisfaction of the closing conditions, the transaction is expected to occur on or before August 31, 2012. The effective date of the closing will be July 31, 2012, and all proceeds and certain customary operational costs and expenses attributable to the contributed assets will be apportioned between the parties according to such date.

The Contribution Agreement contains certain termination rights for the parties, including (i) upon the parties’ mutual consent, (ii) failure of the conditions precedent to occur, (iii) if the Company’s board of directors determines that its fiduciary duties require it to enter into an alternative transaction, (iv) if the Company publicly disseminates any document stating its decision to pursue an alternative transaction, (v) an uncured breach of covenant, representation or warranty by the non-terminating party, and (vi) if the transaction contemplated by the Contribution Agreement is not approved by the Bankruptcy Court in a plan confirmation order entered on or before August 30, 2012. The Contribution Agreement also provides for liquidated damages to the Company, and a break-up fee to Laramie, if the other party terminates the agreement for certain specified reasons.

If the closing occurs, (i) Laramie and the Company will enter into a limited liability company agreement for Piceance Energy (the “LLC Agreement”) and (ii) Laramie and Piceance Energy will enter into a Management Services Agreement (the “MSA”). Pursuant to the LLC Agreement, Piceance Energy will be managed by Laramie subject to the supervision of a board of managers, four of which will be appointed by Laramie and two of which will be appointed by the Company. Certain major decisions will require the unanimous consent of the board of managers. Pursuant to the MSA, Laramie will also be paid a management fee of $650,000 per month to manage and oversee Piceance Energy, subject to the approval rights of the board of managers set forth in the LLC Agreement.

The foregoing description of the Contribution Agreement and the exhibits thereto does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Contribution Agreement, dated as of June 4, 2012, between Piceance Energy, LLC, Laramie Energy II, LLC, and Delta Petroleum Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2012

Delta Petroleum Corporation

By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Contribution Agreement, dated as of June 4, 2012, between Piceance Energy, LLC, Laramie Energy II, LLC, and Delta Petroleum Corporation